Exhibit 11.1

Consent of Independent Auditors

We consent to the use in this Preliminary Offering Circular on Form 1-A of Make a Difference Ventures II, Limited Partnership of our report dated September 29, 2021, relating to the financial statements of Make a Difference Ventures II, Limited Partnership.

/s/ Moss Adams LLP

Spokane, Washington

November 1, 2021